Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of CVR GP, LLC

And

The Unitholders of CVR Partners, LP

And

The General Partner of CVR Partners, LP:

We consent to the use of our reports with respect to the consolidated financial statements incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Houston, Texas

August 17, 2012